Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Build-A-Bear Workshop, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-120012 and 333-159313) on Form S-8 of Build-A-Bear Workshop, Inc. and subsidiaries of our report dated March 17, 2011, with respect to the consolidated balance sheet of Build-A-Bear Workshop, Inc. and subsidiaries as of January 1, 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the fiscal years in the two-year period ended January 1, 2011, which report appears in the December 31, 2011annual report on Form 10-K of Build-A-Bear Workshop, Inc. and subsidiaries.

/s/ KPMG LLP

St. Louis, Missouri
March 15, 2012